EXHIBIT 99.2

CONTACTS:

James R. Moore                                    Jennifer R. Wall
Urstadt Biddle Properties, Inc.                   Mary Ellen Goodall
203/863-8200                                      D.F. King & Co., Inc.
                                                  212/269-5550


FOR IMMEDIATE RELEASE


                     URSTADT BIDDLE PROPERTIES: RECORD DATE

                      FOR DIVIDEND OF CLASS A COMMON STOCK


     GREENWICH, CONNECTICUT, July 31, 1998 . . . As previously announced, Urstadt Biddle Properties Inc. (NYSE: UBP) had declared a stock dividend on its existing Common Shares consisting of one share of a newly created Class A Common Stock for each outstanding Common Share. The stock dividend is payable August 14, 1998 to stockholders of record at the close of business today.

     Separate regular trading on the NYSE of the Common Shares and the Class A Common Shares will commence on August 17, 1998. In accordance with NYSE policy, commencing on August 3, 1998, any purchase or sale of the Company's existing Common Shares will also include a purchase or sale of the associated Class A Common Shares until the regular trading market for the Class A Common Shares commences on August 17, 1998. During the period from August 3, 1998 to August 17, 1998 the Class A Common Shares will trade on a when-issued basis on the NYSE under the symbol "UBP.AWI" and investors may buy or sell Class A Common Shares prior to the distribution of the certificates for such shares. It is also possible that the Common Shares may trade on a when issued-exdistribution basis on the NYSE exclusive of the Class A Common Shares under the symbol "UBPWI" at any time prior to August 17, 1998. Such when issued exdistribution-basis trading will cease after August 14, 1998 and all when issued trades will settle on August 20, 1998. When regular way trading commences on August 17, 1998, the
Common Shares and Class A Common Shares will trade on the NYSE under the respective symbols "UBP" and "UBP.A".

     Investors are urged to consult their brokers or other financial advisors with respect to trading in the Common Shares and the Class A Common Shares and may consult the Company's information agent, D.F. King & Co., Inc. at 1-800-326-3066.

     Separately, the Company reported an amendment to its Shareholder Rights Plan to provide for one right for each Common Share and each Class A Common Share. The amendment also provides that any person or group who acquires 10% of the combined voting power of the Common Shares and the Class A Common Shares will cause the rights to become exercisable by the holders (other than the acquiring person or group) to purchase Common Shares at one-half of the market value.

     UBP is a self-administered equity real estate investment trust that provides investors with an investment vehicle for participating in ownership of income-producing properties. UBP's core properties consist principally of community shopping centers located in the Northeast.